PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: George Gutierrez Sr. Director, Global Communications & Content Strategy (831) 458-7537

Plantronics Announces Third Quarter Fiscal Year 2017 Financial Results

Company meets revenue and earnings guidance; Record Results in Unified Communications and 12% Growth in Consumer

SANTA CRUZ, CA - January 31, 2017 - Plantronics, Inc. (NYSE: PLT) today announced third quarter fiscal year 2017 financial results. Highlights of the third quarter include the following (comparisons are against the third quarter of fiscal year 2016);

•	Net revenues were $232.9 million, an increase of 3.2% compared with $225.7 million, and within our guidance range of $227 million to $237 million

•	GAAP gross margin was 47.3% compared with 48.5%

◦	Non-GAAP gross margin was 47.6% compared with 48.9%

•	GAAP operating income was $31.9 million compared with $26.6 million

◦	Non-GAAP operating income was $40.7 million compared with $42.9 million

•	GAAP diluted earnings per share (“EPS”) was $0.68 compared with $0.49, and above our guidance range of $0.57 to $0.67

◦	Non-GAAP diluted EPS was $0.79 compared with $0.83, and within our guidance range of $0.77 to $0.87

Year-over-year GAAP Results
Year-over-year Non-GAAP Results

A reconciliation between our GAAP and non-GAAP results is provided in the tables at the end of this press release.

"We achieved record Unified Communications revenues in the quarter as our strategic investment continues to drive growth and bolster our long-term position in the Enterprise category,” stated Joe Burton, President and CEO. “Our primary focus remains increasing long-term shareholder value through strategic investment in growth opportunities and operational efficiencies."

"As our Consumer products continue to see success in the market, opportunities for improved operational efficiencies and product cost savings will lead to future margin expansion," stated Pam Strayer, Senior Vice President and Chief Financial Officer. "With Unified Communications as our primary driver of growth and a focus on cost savings in Consumer, we are well positioned to improve profitability in subsequent fiscal years. Assuming stable macroeconomic conditions, we are committing to an annual Non-GAAP operating margin of 20% for fiscal year 2018.”

Financial Highlights for Q3 and Year-to-Date Fiscal Year 2017:

Revenue

Total net revenues for the third quarter of FY17 of $232.9 million were up 3.2%, or $7.2 million compared to the third quarter last year. Enterprise net revenues of $157.3 million were down 1%, or $0.9 million, driven by a decline in our Core Enterprise revenues, partially offset by growth in our UC revenues in the mid-to-high teens. Consumer net revenues were $75.6 million, up 12%, or $8.1 million, driven by increases in our gaming and stereo Bluetooth® product revenues.

Total net revenues for the first three quarters of FY17 of $672.2 million were up 4% or $25.1 million compared to the first three quarters of FY16. This increase was driven by growth in our Consumer product revenues which increased 16% or $27.8 million, driven by increases in our gaming and stereo Bluetooth product revenues, slightly offset by a decline in Enterprise net revenues of 1% or $2.7 million. The decrease in Enterprise revenues was driven by declines in Core Enterprise and almost entirely offset by growth in our UC revenues in the mid-to-high teens.

Revenues in the Americas region were up 5%, or $6.6 million for the quarter, and up 5%, or $20.8 million year-to-date. Revenues in the Europe and Africa region were up 2%, or $0.9 million for the quarter, and up 3%, or $4.6 million year-to-date. Compared to the prior year, revenues in the Asia Pacific region were flat for both the quarter and year-to-date periods.

Gross Margin

Our Q3 FY17 GAAP gross margin was 47.3%, a decrease of 120 basis points compared to the prior year quarter. Our GAAP gross margin for the first three quarters of FY17 was 49.6%, a decrease of 110 basis points compared to the prior year period.

Our Q3 FY17 Non-GAAP gross margin was 47.6%, a decrease of 130 basis points compared to the prior year quarter. Our Non-GAAP gross margin for the first three quarters of FY17 was 50.0%, a decrease of 100 basis points compared to the prior year period.

The decreases in GAAP and Non-GAAP gross margins for both periods were primarily due to a mix toward lower margin Consumer products and away from higher margin Core Enterprise products partially offset by lower material costs.

Operating Expenses

Total GAAP operating expenses for Q3 FY17 were $78.3 million, down 5.5%, or $4.5 million compared to Q3 FY16. Total GAAP operating expenses for the first three quarters of FY17 were $238.6 million.

Total Non-GAAP operating expenses for Q3 FY17 were $70.3 million, up 4.1% or $2.8 million compared to Q3 FY16. Total Non-GAAP operating expenses in the first three quarters of FY17 including litigation gains and losses were $214.4 million, up 3.6%, or $7.5 million compared to the prior year period.

The year-to-date GAAP Operating expenses were flat compared to the prior period, driven primarily by an increase in funding for our annual incentive bonus plans resulting from better achievement against corporate targets, $4.9 million related to a charge for litigation-related sanctions in the GN anti-trust case, and executive transition costs of $2.8 million. These increases were almost entirely offset by cost reductions achieved through restructuring activities in the prior fiscal year, as well as $1.4 million in credit adjustments to restructuring expense versus an $8.4 million charge taken in the year ago period.

Excluding gains and losses from litigation settlements, Non-GAAP operating expenses in both the quarter and year-to-date periods increased slightly due to an increase in funding for our annual incentive bonus plans as a result of better achievement against corporate targets, partially offset by cost reductions achieved through restructuring activities in the prior fiscal year.

Operating Income

GAAP operating income for Q3 FY17 was $31.9 million, an increase of 19.6%, or $5.2 million. As a percentage of revenues, GAAP operating income for the third quarter was 13.7%, compared to 11.8% in the prior year quarter. GAAP operating income for the first three quarters of FY17 was $95.1 million, an increase of 5.5%, or $5.0 million. As a percentage of revenues, GAAP operating income for the first three quarters of FY17 was 14.1%, compared to 13.9% in the first three quarters of FY16.

The increase in GAAP operating income in both the quarter and year-to-date periods was driven primarily by the non-recurrence of restructuring expenses taken in the prior year periods, respectively. This increase was partially offset by a decrease in gross margin as a percent of revenue, as described above.

Non-GAAP operating income for the third quarter was $40.7 million, a decrease of 5.0%, or $2.1 million. As a percentage of revenue, Non-GAAP operating income for the third quarter was 17.5%, compared to 19.0% in the prior year quarter. Non-GAAP operating income for the first three quarters of FY17 was $121.7 million, a decrease of 1.3%, or$1.7 million. As a percentage of revenue, Non-GAAP operating income for the first three quarters of FY17 was 18.1%, compared to 19.1% in the first three quarters of FY16.

The year over year and year-to-date decrease in Non-GAAP operating income was driven primarily by a decrease in gross margin as a percent of net revenues, as described above.

Earnings Per Share

GAAP EPS for the third quarter was $0.68, up $0.19 and 38.8% compared to the prior year quarter. GAAP EPS for the first three quarters of FY17 was $1.92, up $0.36 and 23.1% compared to the first three quarters of FY16.

Non-GAAP EPS for the third quarter was $0.79, down $0.04 and 4.8% compared to the prior year quarter. Non-GAAP EPS for the first three quarters of FY17 was $2.37, up $0.19 and 8.7% compared to the first three quarters of FY16.

Third quarter GAAP and Non-GAAP EPS were positively impacted by $0.01 as a result of share repurchases made over the past year. We repurchased approximately 150 thousand shares in the third quarter for approximately $7 million. Year-to-date GAAP EPS and Non-GAAP EPS were positively impacted by $0.15 and $0.18, respectively, as a result of share repurchases made over the past year. We repurchased approximately 765 thousand shares year-to-date for approximately $34 million.

Balance Sheet and Cash Flow Highlights

We finished the third quarter of FY17 with $555 million in cash and investments on our balance sheet and generated $21 million in cash flow from operations during the quarter. Our cash flow from operations was lower than the $38 million we recorded in Q3 FY16, driven by lower net income adjusted for non-cash items.

Of the $555 million in cash and investments at the end of the third quarter of FY17, $32 million was held domestically. We used approximately $7 million to repurchase shares of our common stock during the quarter.

Capital Expenditures were $5 million for the third quarter and represent slightly more than 2% of revenue in the quarter. Large capital expenditures such as the building for our European headquarters and the Manufacturing Execution System are behind us. For the full fiscal year, we expect to invest between $23 million and $26 million in capital expenditures. Our long-term expectation for capital expenditures is approximately 2.5% of revenues.

Plantronics Announces Quarterly Dividend of $0.15

We are also announcing that we have declared a quarterly dividend of $0.15 per common share, to be paid on March 10, 2017 to all shareholders of record as of the close of business on February 21, 2017.

Business Outlook

The following statements are based on our current expectations and many of these statements are forward-looking. Actual results are subject to a variety of risks and uncertainties and may differ materially from our expectations.

We have a “book and ship” business model whereby we fulfill the majority of orders received within 48 hours of receipt of those orders. However, our backlog is occasionally subject to cancellation or rescheduling by our customers on short notice with little or no penalty. Therefore, there is a lack of meaningful correlation between backlog at the end of a fiscal period and net revenues in a succeeding fiscal period.

Our business is inherently difficult to forecast, particularly with continuing uncertainty in regional economic conditions and currency fluctuations, and there can be no assurance that expectations of incoming orders over the balance of the current quarter will materialize.

Subject to the foregoing, we currently expect the following range of financial results for the fourth quarter of fiscal year 2017 (all amounts assuming currency rates remain stable):

•	Net revenues of $213 million to $223 million;

•	GAAP operating income of $29 million to $34 million;

•	Non-GAAP operating income of $37 million to $42 million, excluding the impact of $8 million from stock-based compensation.

•	Assuming approximately 33 million diluted average weighted shares outstanding:

•	GAAP diluted EPS of $0.53 to $0.63;

•	Non-GAAP diluted EPS of $0.69 to $0.79; and

•	Cost of stock-based compensation and GAAP only related tax charges to be approximately $0.16 per diluted share.

Please see our updated Investor Relations Presentation available on our corporate website at investor.plantronics.com.

Conference Call and Prepared Remarks

Plantronics is providing a copy of prepared remarks in combination with its press release. These remarks are offered to provide shareholders and analysts with additional time and detail for analyzing results in advance of our quarterly conference call. The remarks will be available in the Investor Relations section of our website along with this press release.

We have scheduled a conference call to discuss third quarter fiscal year 2017 financial results. The conference call will take place today, January 31, 2017 at 2:00 PM (Pacific Time). All interested investors and potential investors in our stock are invited to participate. To listen to the call, please dial in five to ten minutes prior to the scheduled starting time and refer to the “Plantronics Conference Call.”  The dial-in from North America is (888) 301-8736 and the international dial-in is (706) 634-7260.

A replay of the call with the conference ID #57826834 will be available until April 2, 2017 at (855) 859-2056 or (800) 585-8367 for callers from North America and at (404) 537-3406 for all other callers. The conference call will also be simultaneously webcast in the Investor Relations section of our corporate website at investor.plantronics.com, and the webcast of the conference call will remain available on our website for one month. A reconciliation between our GAAP and non-GAAP results is provided in the tables at the end of this press release.

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a GAAP basis, we use non-GAAP measures of operating results, including non-GAAP operating income, non-GAAP net income and non-GAAP diluted EPS which exclude certain non-cash expenses and charges that are included in the most directly comparable GAAP measure. These non-cash charges and expenses include stock-based compensation related to stock options, restricted stock and employee stock purchases made under our employee stock purchase plan, purchase accounting amortization, restructuring and other related charges and credits, and executive transition charges, all net of the associated tax impact, tax benefits from the release of tax reserves, transfer pricing, tax deduction and tax credit adjustments, and the impact of tax law changes.  We exclude these expenses from our non-GAAP measures primarily because management does not believe they are part of our target operating model.  We believe that the use of non-GAAP financial measures provides meaningful supplemental information regarding our performance and liquidity and helps investors compare actual results with our long-term target operating model goals.  We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods; however, non-GAAP financial measures are not meant to be considered in isolation or as a substitute for, or superior to, gross margin, operating income, operating margin, net income or EPS prepared in accordance with GAAP.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to: (i) our focus on increasing long-term shareholder value and the means to achieve it; (ii) the opportunities that we believe will lead to margin expansion; (iii) our opportunities to improve profitability in the future; (iv) our ability to achieve our Non-GAAP operating margin goal in fiscal year 2018; (v) estimates of GAAP and non-GAAP financial results for the fourth quarter of fiscal year 2017, including net revenues, operating income and diluted EPS; (vi) our estimates of stock-based compensation and executive transition costs, as well as the impact of these non-cash expenses on Non-GAAP operating income and diluted EPS for the fourth quarter of fiscal year 2017; and (vii) our estimate of weighted average shares outstanding for the fourth quarter of fiscal year 2017, in addition to other matters discussed in this press release that are not purely historical data. We do not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. Among the factors that could cause actual results to differ materially from those contemplated are:

•	Micro and macro-economic conditions in our domestic and international markets;

•
our ability to realize and achieve positive financial results projected to arise from UC adoption could be adversely affected by a variety of factors including the following: (i) as UC becomes more widely adopted, the risk that competitors will offer solutions that will effectively commoditize our headsets which, in turn, will reduce the sales prices for our headsets; (ii) our plans are dependent upon adoption of our UC solution by major platform providers and strategic partners such as Microsoft Corporation, Cisco Systems, Inc., Avaya, Inc., and Alcatel-Lucent, and our influence over such providers with respect to the functionality of their platforms or their product offerings, their rate of deployment, and their willingness to integrate their platforms and product offerings with our solutions is limited; (iii) delays or limitations on our ability to timely introduce solutions that are cost effective, feature-rich, stable, and attractive to our customers within forecasted development budgets; (iv) our successful implementation and execution of new and different processes involving the design, development, and manufacturing of complex electronic systems composed of hardware, firmware, and software that works seamlessly and continuously in a wide variety of environments and with multiple devices; (v) our sales model and expertise must successfully evolve to support complex integration of hardware and software with UC infrastructure consistent with changing customer purchasing expectations; (vi) as UC becomes more widely adopted we anticipate that competition for market share will increase, particularly given that some competitors may have superior technical and economic resources; (vii) UC solutions generally, or our solutions in particular, may not be adopted with the breadth and speed in the marketplace that we currently anticipate; (viii) sales cycles for more complex UC deployments are longer as compared to our traditional Enterprise products; (ix) UC may evolve rapidly and unpredictably and our inability to timely and cost-effectively adapt to those changes and future requirements may impact our profitability in this market and our overall margins; and (x) our failure to expand our technical support capabilities to support the complex and proprietary platforms in which our UC products are and will be integrated;

•
failure to match production to demand given long lead times and the difficulty of forecasting unit volumes and acquiring the component parts and materials to meet demand without having excess inventory or incurring cancellation charges;

•	volatility in prices from our suppliers, including our manufacturers located in China, have in the past and could in the future negatively affect our profitability and/or market share;

•	fluctuations in foreign exchange rates;

•	with respect to our stock repurchase program, prevailing stock market conditions generally, and the price of our stock specifically;

•	the bankruptcy or financial weakness of distributors or key customers, or the bankruptcy of or reduction in capacity of our key suppliers;

•
additional risk factors including: interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, and the inherent risks of our substantial foreign operations; and

•	seasonality in one or more of our product categories.

For more information concerning these and other possible risks, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 16, 2016 and other filings with the Securities and Exchange Commission, as well as recent press releases. The Securities and Exchange Commission filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Financial Summaries

The following related charts are provided:

•	Summary Unaudited Condensed Consolidated Financial Statements

•	Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures

•	Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and Other Unaudited GAAP Data

About Plantronics

Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology for over 50 years, creating innovative products that allow people to simply communicate. From Unified Communication solutions to Bluetooth headsets, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100, as well as 911 dispatch, air traffic control and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2016	2015	2016
Net revenues	$225,735	$232,933	$647,110	$672,222
Cost of revenues	116,219	122,753	319,266	338,523
Gross profit	109,516	110,180	327,844	333,699
Gross profit %	48.5%	47.3%	50.7%	49.6%

Research, development, and engineering	20,811	21,393	66,614	66,116
Selling, general, and administrative	53,715	56,919	163,689	169,581
(Gain) loss, net from litigation settlements	(91)	(103)	(998)	4,287
Restructuring and other related charges (credits)	8,433	113	8,433	(1,350)
Total operating expenses	82,868	78,322	237,738	238,634
Operating income	26,648	31,858	90,106	95,065
Operating income %	11.8%	13.7%	13.9%	14.1%

Interest expense	(7,217)	(7,322)	(17,278)	(21,867)
Other non-operating income and (expense), net	398	427	(2,025)	4,119
Income before income taxes	19,829	24,963	70,803	77,317
Income tax expense	3,541	2,742	15,391	14,235
Net income	$16,288	$22,221	$55,412	$63,082

% of net revenues	7.2%	9.5%	8.6%	9.4%

Earnings per common share:
Basic	$0.50	$0.69	$1.60	$1.96
Diluted	$0.49	$0.68	$1.56	$1.92

Shares used in computing earnings per common share:
Basic	32,579	32,242	34,723	32,260
Diluted	33,259	32,826	35,588	32,895

Effective tax rate	17.9%	11.0%	21.7%	18.4%

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands)

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
	2016	2016
ASSETS
Cash and cash equivalents	$235,266	$242,461
Short-term investments	160,051	177,442
Total cash, cash equivalents, and short-term investments	395,317	419,903
Accounts receivable, net	128,219	141,297
Inventory, net	53,162	58,026
Other current assets	20,297	26,400
Total current assets	596,995	645,626
Long-term investments	145,623	134,951
Property, plant, and equipment, net	149,735	150,650
Goodwill and purchased intangibles, net	15,827	15,640
Deferred tax and other assets	25,257	25,874
Total assets	$933,437	$972,741
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$39,133	$40,680
Accrued liabilities	70,034	66,057
Total current liabilities	109,167	106,737
Long-term debt, net of issuance costs	489,609	490,696
Long-term income taxes payable	11,968	11,726
Other long-term liabilities	10,294	13,462
Total liabilities	621,038	622,621
Stockholders' equity	312,399	350,120
Total liabilities and stockholders' equity	$933,437	$972,741

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2016	2015	2016
Cash flows from operating activities
Net Income	$16,288	$22,221	$55,412	$63,082
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,019	5,359	14,838	15,624
Amortization of debt issuance cost	362	362	845	1,087
Stock-based compensation	7,717	8,689	24,599	25,005
Excess tax benefit from stock-based compensation	(150)	(80)	(3,300)	(1,019)
Deferred income taxes	(622)	(3,252)	2,185	(753)
Provision for excess and obsolete inventories	235	(382)	1,319	1,292
Restructuring charges (credits)	8,433	113	8,433	(1,350)
Cash payments for restructuring charges	—	(57)	—	(3,793)
Other operating activities	2,859	1,482	5,896	633
Changes in assets and liabilities:
Accounts receivable, net	4,104	(5,082)	1,279	(13,448)
Inventory, net	1,814	(4,888)	(352)	(5,990)
Current and other assets	1,926	(15)	(264)	(2,346)
Accounts payable	(3,272)	(494)	5,744	3,626
Accrued liabilities	(4,512)	(4,253)	(3,841)	6,191
Income taxes	(2,626)	1,164	(8,770)	(1,141)
Cash provided by operating activities	37,575	20,887	104,023	86,700

Cash flows from investing activities
Proceeds from sale of investments	32,061	18,127	56,890	143,631
Proceeds from maturities of investments	11,490	33,400	51,895	97,253
Purchase of investments	(144,519)	(55,142)	(206,110)	(247,491)
Capital expenditures	(7,885)	(5,412)	(20,977)	(19,603)
Cash used for investing activities	(108,853)	(9,027)	(118,302)	(26,210)

Cash flows from financing activities
Repurchase of common stock	(9,556)	(7,408)	(482,776)	(34,236)
Employees' tax withheld and paid for restricted stock and restricted stock units	(305)	(321)	(10,804)	(9,444)
Proceeds from issuances under stock-based compensation plans	783	764	9,854	6,516
Proceeds from revolving line of credit	—	—	155,749	—
Repayments of revolving line of credit	—	—	(190,249)	—
Proceeds from bonds issuance, net	—	—	488,401	—
Payment of cash dividends	(5,048)	(4,976)	(16,034)	(14,947)
Excess tax benefit from stock-based compensation	150	80	3,300	1,019
Other financing activities	—	—	—	761
Cash used for financing activities	(13,976)	(11,861)	(42,559)	(50,331)
Effect of exchange rate changes on cash and cash equivalents	(491)	(1,993)	(921)	(2,964)
Net increase (decrease) in cash and cash equivalents	(85,745)	(1,994)	(57,759)	7,195
Cash and cash equivalents at beginning of period	304,836	244,455	276,850	235,266
Cash and cash equivalents at end of period	$219,091	$242,461	$219,091	$242,461

PLANTRONICS, INC.
UNAUDITED RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2016	2015	2016
GAAP Gross profit	$109,516	$110,180	$327,844	$333,699
Stock-based compensation	811	794	2,469	2,414
Non-GAAP Gross profit	$110,327	$110,974	$330,313	$336,113
Non-GAAP Gross profit %	48.9%	47.6%	51.0%	50.0%

GAAP Research, development, and engineering	$20,811	$21,393	$66,614	$66,116
Stock-based compensation	(2,286)	(1,771)	(7,264)	(6,663)
Purchase accounting amortization	(62)	(62)	(187)	(187)
Non-GAAP Research, development, and engineering	$18,463	$19,560	$59,163	$59,266

GAAP Selling, general, and administrative	$53,715	$56,919	$163,689	$169,581
Stock-based compensation	(4,620)	(6,124)	(14,866)	(15,928)
Executive transition costs	—	—	—	(2,759)
Non-GAAP Selling, general, and administrative	$49,095	$50,795	$148,823	$150,894

GAAP Operating expenses	$82,868	$78,322	$237,738	$238,634
Stock-based compensation	(6,906)	(7,895)	(22,130)	(22,591)
Executive transition costs	—	—	—	(2,759)
Purchase accounting amortization	(62)	(62)	(187)	(187)
Restructuring and other related charges (credits)	(8,433)	(113)	(8,433)	1,350
Non-GAAP Operating expenses	$67,467	$70,252	$206,988	$214,447

PLANTRONICS, INC.
UNAUDITED RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA (CONTINUED)

	Three Months Ended				Nine Months Ended
	December 31,				December 31,
	2015		2016		2015		2016
GAAP Operating income	$26,648		$31,858		$90,106		$95,065
Stock-based compensation	7,717		8,689		24,599		25,005
Executive transition costs	—		—		—		2,759
Purchase accounting amortization	62		62		187		187
Restructuring and other related charges (credits)	8,433		113		8,433		(1,350)
Non-GAAP Operating income	$34,427		$40,722		$114,892		$121,666

GAAP Net income	$16,288		$22,221		$55,412		$63,082
Stock-based compensation	7,717		8,689		24,599		25,005
Executive transition costs	—		—		—		2,759
Purchase accounting amortization	62		62		187		187
Restructuring and other related charges (credits)	8,433		113		8,433		(1,350)
Income tax effect of above items	(3,549)		(3,012)		(8,543)		(9,604)
Income tax effect of unusual tax items	(1,419)	(1)	(2,002)	(2)	(2,590)	(1)	(2,141)	(2)
Non-GAAP Net income	$27,532		$26,071		$77,498		$77,938

GAAP Diluted earnings per common share	$0.49		$0.68		$1.56		$1.92
Stock-based compensation	0.24		0.26		0.69		0.76
Executive transition costs	—		—		—		0.08
Restructuring and other related charges (credits)	0.25		—		0.24		(0.04)
Income tax effect	(0.15)		(0.15)		(0.31)		(0.35)
Non-GAAP Diluted earnings per common share	$0.83		$0.79		$2.18		$2.37

Shares used in diluted earnings per common share calculation	33,259		32,826		35,588		32,895

(1)	Excluded amounts represent tax benefits from the release of tax reserves and federal return to provision adjustments.
(2)	Excluded amounts represent tax benefits from the release of tax reserves and the impact of tax law changes.

Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and other Unaudited GAAP Data
($ in thousands, except per share data)
	Q116	Q216	Q316	Q416	Q117	Q217	Q317
GAAP Gross profit	$107,358	$110,970	$109,516	$106,830	$113,073	$110,446	$110,180
Stock-based compensation	779	879	811	837	842	778	794
Non-GAAP Gross profit	$108,137	$111,849	$110,327	$107,667	$113,915	$111,224	$110,974
Non-GAAP Gross profit %	52.4%	52.0%	48.9%	51.3%	51.1%	51.4%	47.6%

GAAP Operating expenses	$77,996	$76,874	$82,868	$88,895	$81,822	$78,490	$78,322
Stock-based compensation	(7,271)	(7,953)	(6,906)	(7,829)	(7,571)	(7,125)	(7,895)
Executive transition costs	—	—	—	—	—	(2,759)	—
Purchase accounting amortization	(62)	(63)	(62)	(63)	(62)	(63)	(62)
Restructuring and other related charges (credits)	—	—	(8,433)	(7,727)	1,048	415	(113)
Non-GAAP Operating expenses	$70,663	$68,858	$67,467	$73,276	$75,237	$68,958	$70,252

GAAP Operating income	$29,362	$34,096	$26,648	$17,935	$31,251	$31,956	$31,858
Stock-based compensation	8,050	8,832	7,717	8,666	8,413	7,903	8,689
Executive transition costs	—	—	—	—	—	2,759	—
Purchase accounting amortization	62	63	62	63	62	63	62
Restructuring and other related charges (credits)	—	—	8,433	7,727	(1,048)	(415)	113
Non-GAAP Operating income	$37,474	$42,991	$42,860	$34,391	$38,678	$42,266	$40,722
Non-GAAP Operating income %	18.2%	20.0%	19.0%	16.4%	17.3%	19.6%	17.5%

GAAP Income before income taxes	$26,336	$24,638	$19,829	$11,373	$26,315	$26,039	$24,963
Stock-based compensation	8,050	8,832	7,717	8,666	8,413	7,903	8,689
Executive transition costs	—	—	—	—	—	2,759	—
Purchase accounting amortization	62	63	62	63	62	63	62
Restructuring and other related charges (credits)	—	—	8,433	7,727	(1,048)	(415)	113
Non-GAAP Income before income taxes	$34,448	$33,533	$36,041	$27,829	$33,742	$36,349	$33,827

GAAP Income tax expense	$5,108	$6,742	$3,541	$(1,607)	$5,928	$5,565	$2,742
Income tax effect of above items	2,338	2,656	3,549	6,004	2,753	3,839	3,012
Income tax effect of unusual tax items	994	177	1,419	2,386	86	53	2,002
Non-GAAP Income tax expense	$8,440	$9,575	$8,509	$6,783	$8,767	$9,457	$7,756
Non-GAAP Income tax expense as a % of Non-GAAP Income before income taxes	24.5%	28.6%	23.6%	24.4%	26.0%	26.0%	22.9%

Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and other Unaudited GAAP Data (Continued)
($ in thousands, except per share data)
	Q116	Q216	Q316	Q416	Q117	Q217	Q317
GAAP Net income	$21,228	$17,896	$16,288	$12,980	$20,387	$20,474	$22,221
Stock-based compensation	8,050	8,832	7,717	8,666	8,413	7,903	8,689
Executive transition costs	—	—	—	—	—	2,759	—
Purchase accounting amortization	62	63	62	63	62	63	62
Restructuring and other related charges (credits)	—	—	8,433	7,727	(1,048)	(415)	113
Income tax effect of above items	(2,338)	(2,656)	(3,549)	(6,004)	(2,753)	(3,839)	(3,012)
Income tax effect of unusual tax items	(994)	(177)	(1,419)	(2,386)	(86)	(53)	(2,002)
Non-GAAP Net income	$26,008	$23,958	$27,532	$21,046	$24,975	$26,892	$26,071

GAAP Diluted earnings per common share	$0.55	$0.52	$0.49	$0.39	$0.62	$0.63	$0.68
Stock-based compensation	0.21	0.26	0.24	0.26	0.26	0.24	0.26
Executive transition costs	—	—	—	—	—	0.08	—
Restructuring and other related charges (credits)	—	—	0.25	0.23	(0.03)	(0.01)	—
Income tax effect	(0.09)	(0.08)	(0.15)	(0.24)	(0.09)	(0.12)	(0.15)
Non-GAAP Diluted earnings per common share	$0.67	$0.70	$0.83	$0.64	$0.76	$0.82	$0.79

Shares used in diluted earnings per common share calculation	38,943	34,245	33,259	33,038	32,818	32,726	32,826

SUMMARY OF UNAUDITED GAAP DATA
($ in thousands)
Net revenues from unaffiliated customers:
Enterprise	$151,757	$160,468	$158,251	$156,190	$155,897	$154,542	$157,345
Consumer	54,601	54,549	67,484	53,607	67,209	61,641	75,588
Total net revenues	$206,358	$215,017	$225,735	$209,797	$223,106	$216,183	$232,933
Net revenues by geographic area from unaffiliated customers:
Domestic	$117,578	$123,803	$122,075	$119,166	$128,238	$119,062	$123,719
International	88,780	91,214	103,660	90,631	94,868	97,121	109,214
Total net revenues	$206,358	$215,017	$225,735	$209,797	$223,106	$216,183	$232,933

Balance Sheet accounts and metrics:
Accounts receivable, net	$127,160	$139,939	$136,402	$128,219	$133,155	$136,779	$141,297
Days sales outstanding (DSO)	55	59	54	59	54	57	55
Inventory, net	$55,918	$57,760	$55,650	$53,162	$53,912	$52,686	$58,026
Inventory turns	7.1	7.2	8.3	7.7	8.2	8.0	8.5